Exhibit 99.1

NEWS RELEASE

Contact: Jim Ogilvie, 800-874-6251 or 801-568-7000

Dynatronics Announces Significant Top Line Sales Increase

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115.6% increase in sales for fiscal 2018 third quarter
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95.9% increase in gross profit for fiscal 2018 third quarter
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Increases due to performance at newly acquired operations

Cottonwood Heights, Utah (May 15, 2018) – Dynatronics Corporation (NASDAQ:DYNT) today announced financial results for its fiscal 2018 third quarter ended March 31, 2018.

Financial Performance

Net sales for the quarter increased $8.9 million, or 115.6 percent, to $16.6 million, compared to $7.7 million in the same period of the prior year. Gross profit for the quarter increased $2.6 million, or 95.9 percent, to $5.3 million. The increase in net sales and gross profit were attributable to the company’s acquisitions of Hausmann and Bird & Cronin in the previous twelve months. These acquired operations contributed combined sales of $9.7 million and gross profit of $3.1 million in the quarter. Sales from the Therapy Products Division, or Therapy Products, declined approximately $0.8 million, primarily attributable to lower volume of therapeutic modality and distributed supply sales. Gross margin for the quarter was 31.8 percent, compared to 35.0 percent in the same period of the prior year. The margin decrease was primarily due to the addition of Hausmann sales at a lower gross margin, as well as some gross margin decline at Therapy Products.

“We continue to see a meaningful impact from the acquisitions of Hausmann and Bird & Cronin,” said Kelvyn H. Cullimore Jr., Dynatronics’ CEO. “They are both performing to expectations operationally, and we are confident in the leadership teams within the divisions.”

Net loss for the quarter ended March 31, 2018 was approximately $1.3 million, compared to a net loss of $0.8 million for the quarter ended March 31, 2017. Depreciation, amortization, and other non-cash expenses were $0.6 million in the quarter. The $0.5 million increase in net loss primarily is attributable to previously announced severance and related expenses of $0.9 million in the quarter. Exclusive of these charges, adjusted net loss, which is a non-GAAP performance measure, was approximately $0.4 million, or a bottom line improvement of $0.4 million compared to the same quarter last year.

Net loss attributable to common stockholders for the quarter ended March 31, 2018 was approximately $1.5 million compared to a loss of $0.8 million for the quarter ended March 31, 2017 and includes preferred stock dividends of $0.2 million accrued in the quarter ended March 31, 2018 that were paid after the quarter end with shares of common stock. Preferred stock dividends increased, compared to the same quarter of the prior year, due to the issuance of additional preferred shares in April 2017 in connection with the acquisition of Hausmann.

Leadership Transition, Therapy Products Division

“As we continued with our transition plans during the quarter, we announced several leadership changes at the company that have had or that we expect will have a direct impact on our results of operations. We outlined the plan to begin searching for a new CEO, with an anticipated completion of that search and transition to the new CEO in June of this year,” said Cullimore. “It has been my distinct pleasure to serve Dynatronics since 1979, and I am confident that the new CEO will lead us through our continued growth to the next level as a larger enterprise.”

“We also announced the hiring in the third quarter of Brian Baker as President of Therapy Products. We are excited about Brian’s leadership and believe he has the skills, knowledge, and experience needed to help drive growth and profitability within that division,” continued Mr. Cullimore. “Brian has already implemented a stock keeping unit (SKU) reduction plan and a targeted reduction in staff to drive profitability within the division. Due to these changes, we expect to incur one-time severance expense of approximately $140,000 that will be recognized in the quarter ending June 30, 2018.”

"The leadership changes at Therapy Products and the strategic hires at the corporate level (including a new chief information officer and regulatory and quality director) will strengthen the company's management foundation and support its growth and profitability," added David A. Wirthlin, Chief Financial Officer. "We are excited about the company’s prospects and look forward to building on the progress already achieved."

Conference Call

Dynatronics has scheduled a conference call for investors on May 15, 2018, at 8:30 AM ET. Those wishing to participate should call (877) 407-8033 or (201) 689-8033 for international callers.

Universal Shelf Registration Statement

Dynatronics also announced that it has filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission, or SEC. While the company has no current plans to issue securities under the new registration statement, it is intended to provide Dynatronics additional flexibility to finance future business opportunities through timely and cost-effective access to the capital markets.

Once the registration statement is declared effective by the SEC, subject to market conditions and other factors, Dynatronics may from time to time issue various types of securities, including common stock, preferred stock, debt securities and/or warrants, or any combination of such securities, up to an aggregate amount of $50 million. The terms of any offering of securities under the registration statement would be established at the time of offering and will be made solely by means of a prospectus and an accompanying prospectus supplement relating to that offering. Dynatronics may use the net proceeds from sales of securities under the shelf registration for general corporate purposes as described in the prospectus or a prospectus supplement.

The registration statement on Form S-3 relating to these securities has been filed with the SEC, but has not yet become effective, and these securities may not be sold, nor may offers to buy be accepted before the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Dynatronics Corporation

Dynatronics Corporation (NASDAQ:DYNT) designs, manufactures, markets, and distributes advanced-technology medical devices, therapeutic and medical treatment tables, rehabilitation equipment, custom athletic training treatment tables and equipment, institutional cabinetry, orthopedic soft goods, as well as other specialty patient, rehabilitation and therapy products and supplies. Through its various distribution channels, the company markets and sells its products to physical therapists, chiropractors, athletic trainers, sports medicine practitioners, orthopedists, hospitals, clinics, and other medical professionals, and institutions. More information including earnings releases and other financial information are available at www.dynatronics.com/investors. Information about the company’s products and services is available at www.dynatronics.com, www.hausmann.com, and www.birdcronin.com.

Use of Non-GAAP Financial Measures

Dynatronics’ management believes that in order to better understand the company's short-term and long-term financial trends, investors may wish to consider certain non-GAAP financial measures as a supplement to financial performance measures prepared in accordance with GAAP. Non-GAAP measures should be considered in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. In this press release, the company has reported non-GAAP adjusted net loss after adjusting for the impact of one-time severance payments and related expenses in the current period that were episodic and did not occur in the prior year. The GAAP results are reported in the press release and in the financial statement tables included in this press release.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Those statements include references to the company’s expectations and similar statements. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, competitive factors, inventory risks due to shifts in market demand, market demand for our products, and availability of financing at cost-effective rates. The contents of this press release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

The following is a summary of the financial results for the quarters ended March 31, 2018 and 2017 and as of March 31, 2018 and June 30, 2017:

Summary Selected Financial Data
Statement of Operations Highlights
In thousands, except per share amounts

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2018	2017	2018	2017

Net sales	$16,634	$7,716	$47,513	$24,592
Cost of sales	11,343	5,014	32,112	16,022
Gross profit	$5,291	$2,702	$15,401	$8,570

Selling, general, and admin. expenses	$6,213	$3,153	$15,146	$8,769
Research and development expenses	242	231	1,048	819
Other expense, net	113	73	271	118
Loss before income taxes	$(1,277)	$(755)	$(1,064)	$(1,136)
Income tax (provision) benefit	0	0	0	0
Net income (loss)	$(1,277)	$(755)	$(1,064)	$(1,136)

Deemed dividend on 8% convertible preferred stock	$-	$-	$(1,024)	$(376)
Preferred stock dividend, cash	-	-	(105)	-
8% convertible preferred stock dividend	(191)	(94)	(578)	(271)
Net loss attributable to common stockholders	$(1,468)	$(849)	$(2,771)	$(1,783)
Net loss attributable to common stockholders per share – basic and diluted	(0.18)	(0.28)	(0.45)	(0.61)
Weighted-average common shares outstanding – basic and diluted	7,962,179	3,022,443	6,135,224	2,914,229

Balance Sheet Highlights
In thousands, except per share amounts

	Mar. 31, 2018	June 30, 2017

Cash and cash equivalents	$1,497	$255
Trade accounts receivable	7,117	5,281
Inventories, net	12,389	7,398
Prepaid & other	833	537
Total current assets	$21,836	$13,471

Accounts payable	3,320	2,335
Accrued payroll and benefits expense	2,019	1,473
Accrued expenses	655	657
Other current liabilities	908	1,001
Line of credit	6,543	2,172
Total current liabilities	$13,445	$7,637

Dynatronics Corporation
Investor Relations
Jim Ogilvie
(801) 727-1755
jim.ogilvie@dynatronics.com

For additional information, please visit: www.dynatronics.com
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Source: Dynatronics Corporation